MEGOLA ANNOUNCES COMPLETION OF ACQUISITION OF UV INNOVATIONS INC.

CORUNNA,  ONTARIO - FEBRUARY  10, 2005 - Megola Inc.  (OTCBB:  MGOA),  a leading solution provider in physical water treatment, microbiological control, wastewater treatment and air purification, announced that it has completed its acquisition of UV Innovations, Inc (UVI). The acquisition gives Megola exclusive rights to all of UVI's intellectual property, including its commercial and residential lines of ultraviolet (UV) air and water disinfection units, which will compliment Megola's existing air and water treatment products. The company originally announced that it had signed a letter of intent concerning this acquisition in mid-December 2004.

"Megola realized that UVI's air and water disinfection products were the perfect compliment to our existing product lines. We will immediately integrate UVI's product line into our own, giving us an even more extensive line of products that should prove to be attractive to our ever-growing list of authorized distributors. We believe that this acquisition will be beneficial for both our company and our shareholders. Megola was able to acquire UVI in a stock-only transaction and the acquisition agreement we negotiated gives us a 12-month option to buy back our stock at a pre-set price." says Joel Gardner, Chief Executive Officer of Megola Inc.

Megola also benefits through the additional sales channels it has acquired in the transaction. UVI had negotiated high profile distributorship agreements with partners such as Westheat (http://westheat.com) and Excell Clean Air (http://excellcleanair.com) - both of which have an extremely wide reach and will continue to sell Megola's newly acquired UVI products in North America. Excell holds the Master License across Canada for SEARS (Toronto: SCC) HomeCentral Authorized Indoor Clean Air Services and sells the units through an exclusive branding agreement under the "Germinator" brand name.

The UV air disinfection units are available in three different models for residential and commercial applications. These products are installed within furnace ducts to help eliminate airborne bacteria, viruses, smoke, mold, mildew, odors, dust mites, and other indoor air pollutants that can cause "sick homes" and "sick building syndrome". These environmental contaminants can accumulate in air ducts and lead to a host of health problems, including allergies, asthma, migraines, colds and the flu.

The UV water disinfection units include four different models for various flow rates typically encountered in residential, commercial and industrial settings. This technology is a safe and effective alternative to chemical treatment and can eliminate microbial contamination, such as bacteria, viruses and protozoa, without the risk of encountering chemically resistant strains or creating harmful disinfection by-products.

"Acquiring UVI's intellectual properties, patents, etc., will ensure that we can not be bypassed and that we control our own product lines and pricing structures. Through acquisitions such as this, Megola is moving fast toward our ultimate goal of becoming one of the premier players in the multi-billion dollar global water and air purification market," adds Gardner.

Since going public in 2003, Megola (www.megola.com) has been attracting ever increasing amounts of interest from a variety of industries. The company is in the process of greatly expanding both the scope of its offerings and its reach throughout the global marketplace. Megola believes it can significantly boost its revenues through the continuance of this new business model.
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The  matters  set forth in this press  release  are  forward-looking  statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
         Phoenix IR Associates, Inc.
         1-866-281-3258
         ir@megolacorp.com